Exhibit 99.2

SCHEDULE II

FRANKLIN COVEY CO.

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
For the Three Years Ended August 31, 2004 for Continuing Operations
(Dollars in Thousands)

Column A	Column B	Column C	Column D		Column E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions		Balance at End of Period
Year ended August 31, 2002:
Allowance for doubtful accounts	$1,799	$1,680	$(1,677	)(1)	$1,802
Allowances for inventories	7,097	5,332	(7,040	)(2)	5,389
Reserve for losses on management stock loan	1,052	24,775	--		25,827

	$9,948	$31,787	$(8,717)		$33,018

Year ended August 31, 2003:
Allowance for doubtful accounts	$1,802	$912	$(890	)(1)	$1,824
Allowances for inventories	5,389	4,755	(5,125	)(2)	5,019
Reserve for losses on management stock loans	25,827	3,903	--		29,730

	$33,018	$9,570	$(6,015)		$36,573

Year ended August 31, 2004:
Allowance for doubtful accounts	$1,824	$491	$(1,281	)(1)	$1,034
Allowances for inventories	5,019	2,844	(2,790	)(2)	5,073
Reserve for losses on management stock loans	29,730	--	(29,730	)(3)	--

	$36,573	$3,335	$(33,801)		$6,107

(1)  Represents a write-off of accounts deemed uncollectible
(2)   Reduction in the allowance is due to a write-off of obsolete inventories
(3)   Reduction in loan loss is due to modifications made to the terms of the management stock loans, which required new accounting treatment